                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-53457


                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER FOUR TO PROSPECTUS DATED DECEMBER 20, 2000



         This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000 and Supplement Number Three dated February 15, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

         The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.


----------------------------------------------------------------
                                      Common Stock
----------------------------------------------------------------
                                                         Bene-
                                                        ficially
                                                         Owned
                             Beneficially                After
     Name of Selling        Owned Prior to   Offered     This
     Securityholder         This Offering    for Sale  Offering
----------------------------------------------------------------


                           No. of    % of
                           Shares   Shares
----------------------------------------------------------------
ABN Amro Inc.              765,241     *     765,241       0
BNP Arbitrage SNC (1)        6,660     *       6,660       0
GPZ Trading LLC                162     *         162       0
Robert B. Holmes (2)         3,656     *       3,656       0
Lens II L.P. (2)            10,276     *      10,276       0
Putnam Convertible Income
Growth Trust (3)            25,377     *      25,377       0
TQA Master Fund (4)        187,908     *     187,908       0
TQA Master Plus Fund (4)    32,427     *      32,427       0
Total                    1,031,707     *   1,031,707       0




---------------------------------------------------------------------
                                    Depositary Shares
---------------------------------------------------------------------
                                                             Bene-
                                                            ficially
                                                             Owned
                                                             After
     Name of Selling       Beneficially Owned     Offered    This
     Securityholder       Prior to This Offering  for Sale  Offering
---------------------------------------------------------------------

                           No. of       % of
                         Depositary  Depositary
                           Shares      Shares
---------------------------------------------------------------------
ABN Amro Inc.             597,500        8.6      597,500       0
BNP Arbitrage SNC (1)       5,200          *        5,200       0
GPZ Trading LLC                 0          *            0       0
Robert B. Holmes (2)        2,625          *        2,625       0
Lens II L.P. (2)            7,375          *        7,375       0
Putnam Convertible Income
Growth Trust (3)                0          *            0       0
TQA Master Fund (4)       125,000        1.8      125,000       0
TQA Master Plus Fund (4)   20,000          *       20,000       0
Total                     757,700         11      757,700       0





----------------------------------------------------------------------------
                                   6 1/2% Convertible Preferred Stock
----------------------------------------------------------------------------


                                                                Beneficially
                                                                    Owned
     Name of Selling          Beneficially Owned     Offered     After this
     Securityholder         Prior to This Offering   for Sale    Offering
----------------------------------------------------------------------------
                            No. of
                           Shares of      % of
                           Preferred   Preferred
                            Stock        Stock
----------------------------------------------------------------------------
ABN Amro Inc.                59,750       8.6        59,750          0
BNP Arbitrage SNC (1)           520         *           520          0
GPZ Trading LLC                   0         *             0          0
Robert B. Holmes (2)            262         *           262          0
Lens II L.P. (2)                737         *           737          0
Putnam Convertible Income
Growth Trust (3)                  0         *             0          0
TQA Master Fund (4)          12,500       1.8        12,500          0
TQA Master Plus Fund (4)      2,000         *         2,000          0
Total                        75,769        11        75,769          0



(1) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(2) The Ram Trust Services acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

(3) Putnam Investment Management, Inc. acts as investment manager with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder. The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(4) TQA Arbitrage Fund, L.P. and TQA Vantage Fund, Ltd., Selling Securityholders pursuant to the Prospectus, transferred all securities of Sensormatic held by them to the TQA Master Fund. TQA Vantage Plus Fund, Ltd., a Selling Securityholder pursuant to the Prospectus (named TQA Vantage Plus, Ltd. in the Prospectus), transferred all shares of Sensormatic held by it to the TQA Master Plus Fund. The information concerning TQA Master Fund and TQA Master Plus Fund amends and supersedes all prior information concerning TQA Arbitrage Fund, L.P., TQA Vantage Fund, Ltd., and TQA Vantage Plus, Ltd. in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.




                  THE DATE OF THIS SUPPLEMENT IS APRIL 6, 2000